Exhibit 21.1

Subsidiaries

Company	Country of Incorporation
CLEAN POWER INC.	Liberia
KING OF HEARTS INC.	Liberia
MR. ROI INC.	Marshall Islands
TANKPUNK, INC.	Marshall Islands